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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 9, 2002
(July 26, 2002)

THE MACERICH COMPANY
(Exact Name of Registrant as Specified in Charter)

Maryland	1-12504	95-4448705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Wilshire Boulevard, Suite 700, Santa Monica, CA 90401
(Address of Principal Executive Offices)

Registrant's telephone number, including area code (310) 394-6000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets

        On July 26, 2002, The Macerich Partnership, L.P., a subsidiary and the operating partnership of The Macerich Company (the "Registrant"), acquired Westcor Realty Limited Partnership and its affiliated companies ("Westcor") from the Westcor partners and entities identified in the purchase and sale agreements filed as exhibits hereto. The assets acquired include interests in (i) nine regional malls with nearly 10 million square feet of space located in Arizona and Colorado and (ii) 18 urban village and specialty retail assets generally located in close proximity to the malls. The gross leasable area in the acquired Westcor portfolio totals 15.6 million square feet. In addition, the Westcor portfolio includes two retail properties in Arizona that recently broke ground, as well as option rights for over 1,000 acres of undeveloped land.

        The total purchase price was approximately $1.475 billion and was determined in good faith, arms length negotiations between the Registrant and Westcor. The purchase price includes the assumption of $733 million in existing debt and the issuance of approximately $72 million of convertible preferred operating partnership units at a price of $36.55 per unit in a private placement. Each preferred operating partnership unit is convertible into a common operating partnership unit which is in turn redeemable for, at the election of the Registrant, shares of the Registrant's common stock or cash. The balance of the purchase price was paid in cash which was provided primarily from a $380 million interim loan with a term of up to 18 months bearing interest at an average rate of LIBOR plus 3.25% and a $250 million term loan with a maturity of up to five years with an interest rate ranging from LIBOR plus 2.75% to LIBOR plus 3.00% depending on the company's overall leverage. Co-lead arrangers on these credit facilities were Deutsche Bank Securities Inc. and JP Morgan Securities Inc.

        In negotiating the purchase price of the transaction, the Registrant considered, among other factors, the malls' historical and projected cash flow, the nature and term of existing tenancies and leases, the current operating costs, the expansion, development and redevelopment availability of the properties, the physical condition of the properties, and the terms and conditions of available financing. No independent appraisals were obtained by the Registrant. The Registrant intends to continue operating each mall as currently operated and leasing the space therein to national and local retailers.

        The description contained herein of the acquisition does not purport to be complete and is qualified in its entirety by reference to the various agreements filed as exhibits hereto.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

  (a)
  Financial Statements of Business Acquired (Westcor)*

  (b)
  Pro Forma Financial Information (Westcor)*

  (c)
  Exhibits

        2.1  Master Agreement dated as of June 29, 2002, by and among Westcor Realty Limited Partnership ("WRLP"), The Macerich Partnership, L.P., Macerich Galahad L.P, The Westcor Company Limited Partnership, The Westcor Company II Limited Partnership, Macerich TWC II LLC, Macerich TWC II Corp., Macerich WRLP LLC, Macerich WRLP Corp., Eastrich No. 128 Corp., and each of the limited partners of WRLP. (The Registrant agrees to furnish supplementally a copy of any unfiled exhibits and schedules to this agreement to the SEC upon request.)

        2.2  Purchase and Sale and Contribution Agreement dated as of June 29, 2002, by and among WRLP, The Macerich Partnership, L.P., Macerich Galahad LP, Macerich WRLP LLC, Macerich WRLP Corp., Eastrich No. 128 Corp., and each of the limited partners of WRLP. (The Registrant agrees to furnish supplementally a copy of any unfiled exhibits to this agreement to the SEC upon request.)

        2.3  Partnership Interest Purchase and Sale Agreement dated as of June 29, 2002, by and among WRLP, The Westcor Company Limited Partnership, as sellers, The Macerich Partnership, L.P., Macerich TWC II LLC, and Macerich TWC II Corp., as buyers, and The Westcor Company II Limited Partnership (The Registrant agrees to furnish supplementally a copy of any unfiled exhibits to this agreement to the SEC upon request.)

        3.1  Articles Supplementary of the Registrant (Series D Preferred Stock).

        10.1    Ninth Amendment to the Amended and Restated Limited Partnership Agreement of The Macerich Partnership, L.P.

        10.2    Form of Registration Rights Agreement with Series D Preferred Unit Holders.

        10.3    List of Omitted Registration Rights Agreements.

*
It is impracticable to provide the required financial statements and pro forma financial information regarding the acquisition of Westcor with this report. The required financial statements and pro forma financial information will be filed under cover of Form 8-K/A as soon as practicable, but no later than 60 days after the date on which this Current Report on Form 8-K must be filed.

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, The Macerich Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Santa Monica, State of California, on August 9, 2002.

THE MACERICH COMPANY
By:	/s/ THOMAS O'HERN Thomas O'Hern Executive Vice President and Chief Financial Officer

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FORM 8-K
Item 2. Acquisition or Disposition of Assets
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES